UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

September 12, 2011

Date of report (Date of earliest event reported)

SOLAZYME, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35189	33-1077078
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

225 Gateway Boulevard South San Francisco, CA 94080		94080
(Address of Principal Executive Offices)		(Zip Code)

(650) 780-4777

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 12, 2011, Solazyme, Inc. (the “Company”) announced the appointment of Jeffrey D. Webster as the Company’s Chief Operating Officer, effective immediately.

Mr. Webster, age 50, most recently served as Group Vice President and General Manager of Renewable Products for Tyson Foods, a food production company, where he held various positions of increasing responsibility from 2004 through 2011. Prior to joining Tyson, Mr. Webster was the President and Chief Executive Officer for Carmichael Training Systems, an athletic training and coaching company, from 2001 to 2004. Prior to that time, Mr. Webster held various positions with Kellogg Company, a food company, from 1988 through 2000, most recently Vice President of Global Strategy Development. Prior to joining Kellogg, Mr. Webster was a Senior Geophysicist in the Oil and Gas Division of Atlantic Richfield (ARCO), an oil company, from 1983 to 1987. Mr. Webster obtained his B.Sc. in Geophysics from Michigan State University.

Mr. Webster’s offer letter provides for an initial base salary is $340,000 per year and a sign-on bonus of $50,000. His annual target bonus is 45% of base pay. Mr. Webster has also been provided with access to $150,000 for his relocation, which funds, if not used for relocation expenses prior to the second anniversary of the commencement of his employment will be provided to Mr. Webster as a bonus if he is employed by the Company through such date. Mr. Webster was also granted a stock option exercisable for an aggregate of 400,000 shares of Solazyme common stock with an exercise price equal to the fair market value of the Company’s common stock on the date of grant. The stock option vests as to  1/4 of the underlying shares on the first anniversary of Mr. Webster’s commencement of employment and vests as to 1/48 of the underlying shares monthly thereafter.

Mr. Webster is covered by the Solazyme Executive Severance and Change of Control Plan as a Group B participant. Under this plan, if the Company terminates him without cause, or he resigns for good reason (as defined in the plan), he would be eligible to receive a lump sum cash severance payment of 12 months of base salary, up to 12 months of COBRA premium payments, a lump sum pro rated target bonus payout and 12 months of acceleration of vesting of his equity awards (or full acceleration if the termination occurs in connection with a change of control of the Company), in each case subject to him signing a general release of claims.

Mr. Webster has also entered into the Company’s standard form of executive indemnity agreement and confidential information and inventions agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOLAZYME, INC.

Date: September 12, 2011	BY:	/S/ PAUL T. QUINLAN
Paul T. Quinlan
General Counsel and Secretary